Oxis Releases Additional Details About Acquisition of Georgetown Translational Pharmaceuticals, Oxis to change name to "GT Biopharma, Inc".

LOS ANGELES, CA / ACCESSWIRE / July 25, 2017 / Oxis International Inc. (OTCQB: OXIS and Euronext Paris: OXI.PA) disclosed in an 8-K filing today that it published a slide deck on its website www.oxis.com that provides additional detail about its agreement to acquire Georgetown Translational Pharmaceuticals Inc. (GTP) and how the deal will add value to Oxis. Further, Oxis International Inc. has initiated a name change to GT Biopharma Inc. as part of its acquisition and 14C filing.

On June 26, Oxis announced that it had executed a binding LOI agreement to acquire GTP, a move that will deliver new management and a class of close-to-market Central Nervous Systems (CNS) products to Oxis.

Oxis agreed to pay 33 percent of its outstanding shares to GTP to complete the transaction, which is expected to close before Sept. 30.

The slide deck highlights several benefits of the acquisition for Oxis and its shareholders, including:

-- The acquisition of GTP's leading candidate, Pain Brake, a pain-relief drug expected to be submitted to the FDA as a New Drug Application in 15 to 18 months.

-- The acquisition of drug candidate GTP-004 for the treatment of myasthenia gravis, a rare muscular disease. The only approved drug for this disease carries significant GI side effects, limiting the tolerable dose. GTP-004 combines the existing drug with an approved treatment of GI disease, reducing side effects and allowing patients to tolerate a more effective dose.

-- The acquisition of GTP-011, a treatment for motion sickness. This is a repurposed version of an existing drug. It was designed to reduce or eliminate side effects in some elderly patients, allowing them to treat motion sickness without side effects that resembled symptoms of Alzheimer's Disease.

-- A new management team at Oxis (soon to be GT Biopharma). GTP co-founder Dr. Kathleen Clarence-Smith, a respected and experienced leader in the pharmaceutical industry, will become CEO of the combined companies. Additionally, a Chief Medical Officer, who formerly served as CMO with Pfizer, will join Oxis under the deal.

Prior to founding GTP, Dr. Clarence-Smith co-founded Chase Pharmaceuticals Corporation in Washington D.C. and served as Chairman of the company's Board from 2008 to 2014. Chase Pharmaceuticals was acquired by Allergan, PLC (AGN) in 2016 in a deal that, with milestones, could reach $1 billion.

Dr. Clarence-Smith also held executive management positions with Sanofi, Roche, Otsuka Pharmaceutical and Prestwick Scientific Capital. She is co-founder and a managing member of KM Pharmaceutical Consulting in Washington, D. C.

Dr. Clarence-Smith's vast experience will be extremely beneficial to Oxis' development of drugs in its pipeline, including OXS-1550, which is in an FDA Phase 2 clinical trial, and its highly valued TriKE platform oncology assets, which are set to go into FDA clinical trials soon.

Oxis' lead drug candidate, OXS-1550 (DT2219ARL), is a novel drug that binds to targets and destroys cancer cells, due to the action of the drug's cytotoxic payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. It is currently in a FDA-approved Phase 2 trial at the University of Minnesota.

Anthony J. Cataldo, who is Oxis' Chief Executive Officer, will become Executive Chairman of the combined companies after the deal closes. He said Dr. Clarence-Smith's leadership will be extremely valuable to Oxis. There are not many Biotech executives that have successfully sold their company to big pharma and have navigated several drugs through FDA approval like Dr. Clarence-Smith, he said.

"I am excited by the prospect of joining Tony's (Anthony J Cataldo) team following his highly successful creation of Lion Biotechnologies, Inc. (now Iovance Biotherapeutics, Inc: Trading – IOVA).  As founder of Oxis Biotech, it appears he has delivered again with oncology assets that are well positioned to be in the forefront of the next generation of targeted immunotherapies," said Dr. Clarence-Smith.

"Our existing oncology products (FDA Phase 2 OXS 1550 clinical trial and upcoming FDA TriKE phase 1 clinical trial) have now reached the point where Dr. Clarence-Smith's experience in taking drugs through FDA approvals and into the market, will bring significant value to our shareholders," Mr. Cataldo said.

The agreement to acquire GTP marks another major value-added inflection point for the shareholders of Oxis. The company continues to progress with recently announced partnership and milestone accomplishments.

About Oxis Biotech, Inc.:

Oxis Biotech is an immuno-oncology focused company developing innovative drugs focused on the treatment of cancer and other unmet medical needs. Oxis' lead drug candidate, OXS-1550 (DT2219ARL) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 targets cancer cells expressing the CD19 receptor or CD22 receptor or both receptors. When OXS-1550 binds to cancer cells, the cancer cells internalize the drug and are killed due to the action of drug's cytotoxic payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. OXS-3550 TriKE technology was developed by researchers at the University of Minnesota Masonic Cancer Center. As demonstrated in non-clinical models, this targeted immunotherapy directs immune cells to kill cancer cells while diminishing drug-related toxicity.

About GTP Inc.:

GTP is a privately-owned biotechnology company focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for CNS disease (Neurology and Pain) and shepherding the products through the FDA approval process to the NDA. GTP products currently include treatment for neuropathic pain, refractory epilepsies, the symptoms of myasthenia gravis, and motion sickness.

Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the payment of dividends, marketing and distribution plans, development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Stuart Pfeifer
(310) 788-2850

SOURCE: Oxis International Inc.